UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 21, 2014

WWA GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-26927	77-0443643
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

107 W Bridge St.

Portland, Michigan 48875

(Address of principal executive offices)  (zip code)

(855) 410-8509

(Registrant’s telephone number, including area code)

13854 Lakeside Circle, Suite 248, Sterling Heights, Michigan  48313

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

WWA Group, Inc.

Form 8-K

Current Report

ITEM 3.02

UNREGISTERED SALES OF EQUITY SECURITIES

We issued an aggregate of 2,000,000 shares of our 2014 Series A Preferred Stock to Tom Nix and Stephen Spencer, both of whom are officers and directors of the Company (the “Series A Preferred Holders”) in exchange for $2,000 and other good and valuable consideration. Based on the representation and warranties provided by the Series A Preferred Holders, the issuances are exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, due to the fact that the Series A Preferred Holders are affiliates of the Company and are familiar with our operations.

The 2014 Series A Preferred Stock consists of 4,000,000 shares, $0.001 par value. A summary of the powers, preferences, rights, qualifications, limitations, and restrictions is below and qualified in its entirety to the complete description set forth in the Designation of Rights, Preferences, and Privileges for the 2014 Series A Preferred Stock of WWA Group, Inc, as filed with the Secretary of State of the State of Nevada on May 8, 2014.

1.

Liquidation.  In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the 2014 Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount in cash equal to $0.01 per share.  No distribution shall be made on the 2014 Series A Preferred Stock by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any Common Stock shall have received all amounts to which such holder shall be entitled.

2.

Voting Rights.  The holders of the 2014 Series A Preferred Stock shall be entitled to 250 votes per shares of 2014 Series A Preferred Stock and to vote with the Common Stock of the Corporation on all matters submitted to a vote of Common Stockholders for all purposes. Except as otherwise provided herein or by the laws of the State of Nevada, the holders of the 2014 Series A Preferred Stock and Common Stockholders shall vote together as one class on all matters submitted to shareholder vote of the Corporation.

3.

Subordination.  Any redemption hereunder shall be subordinated to payment in full of all Senior Debt.

4.

Dividends.  The holder of the 2014 Series A Preferred Stock shall have the right to receive dividends, in equal amounts per share, as are declared on the Corporation’s Common Stock by the board of directors of the Corporation.

5.

No Conversion. The shares of the 2014 Series A Preferred Stock are not convertible into any other securities of the Corporation.

6.

Redemption.  Subject to the requirements and limitations of the corporation laws of the state of Nevada, the Corporation shall have the voluntary right to redeem up to 100 percent (100%) of the shares of the 2014 Series A Preferred Stock outstanding at any time after two (2) years from the date of issuance pursuant to written notice of redemption given to the holders thereof on not less than 30 days, specifying the date on which the 2014 Series A Preferred Stock shall be redeemed (the "Redemption Date"). The redemption price for each share of 2014 Series A Preferred Stock outstanding shall be $0.01 per share plus any unpaid dividends, if applicable, on such share as of the Redemption Date (the "Redemption Price").  The Redemption Price shall be paid in cash.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(c)

Exhibits

Exhibit No.	Description

3.01	Designation of Rights, Preferences, and Privileges for the 2014 Series A Preferred Stock of WWA Group, Inc, as filed with the Secretary of State of the State of Nevada on May 8, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2014	WWA Group, Inc.
a Nevada corporation
/s/ Tom Nix

By: Tom Nix
Its: Chief Executive Officer and Director